Exhibit 23.1

October 5, 2010

We hereby consent to the inclusion of our Independent Auditors' Report on the financial statements of KaChing KaChing, Inc. for the period ended December 31, 2009 in KaChing Kaching, Inc.'s Form S-1/A Registration Statement dated October 5, 2010

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP
Henderson, Nevada